UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
Dear Stockholders:
     You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 27, 2007, at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040. The meeting will begin at 1:00 p.m. local time.
     The accompanying Notice of annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders. No admission tickets or other credentials will be required for attendance at the meeting.
     Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.
     Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.
Sincerely,
Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Holders of Common Stock of Mobile Mini, Inc.:
     We will hold the 2007 Annual Meeting of Stockholders of Mobile Mini, Inc. at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040, on June 27, 2007, at 1:00 p.m. local time. The meeting is being called by Mobile Mini’s Board of Directors to:
1.	Elect two members of the Board of Directors for three-year terms;

2.	Approve amendments to the Mobile Mini, Inc. 2006 Equity Incentive Plan;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

4.	Transact any other business that may properly come before the meeting and any adjournments thereof.
     Only stockholders of record at the close of business on April 30, 2007 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.
     We have enclosed our 2006 Annual Report, including financial statements, and the proxy statement with this notice of annual meeting.
     To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors of Mobile Mini.
Sincerely,
Lawrence Trachtenberg
Secretary
Tempe, Arizona
May 8, 2007

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
     The proxy materials are delivered in connection with the solicitation by the Board of Directors of Mobile Mini, Inc. of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any adjournment or postponement. Information about the meeting is as follows:
General Information
Annual Meeting Date, Time and Place
     The 2007 Annual Meeting of Stockholders will be held on June 27, 2007 at 1:00 p.m. local time at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040.
Agenda
1.	Elect two members of the Board of Directors for three-year terms;

2.	Approve amendments to the Mobile Mini, Inc. 2006 Equity Incentive Plan;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

4.	Transact any other business that may properly come before the meeting and any adjournments thereof.
What is a proxy?
     A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons who our Board of Directors has designated at the proxies the authority to vote your shares in the manner that you indicate on your proxy card. The Board has designated Steven Bunger and Larry Trachtenberg to serve as the proxies for this year’s meeting.
Why did I receive more than one proxy card?
     You will receive multiple proxy cards if you hold your shares in multiple accounts or in different ways (e.g., custodial accounts, trusts, joint tenancy). If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker.

Voting Information
Who is qualified to vote?
     You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date, April 30, 2007.
How many shares of common stock may vote at the meeting
     As of April 30, 2007, there were 35,901,469 shares of common stock outstanding and entitled to vote at the annual meeting. Each share is entitled to one vote on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
     These terms describe how shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record.” If you shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
     If you are a “shareholder of record,” you have several choices. You can vote your proxy:
•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the Internet.
     Please refer the specific instructions set forth on the enclosed proxy card.
     If you hold your shares in “street name,” your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
     If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting.
What are the Board’s recommendations on how I should vote my shares?
     The Board recommends that you vote your shares as follows:
     Proposal 1 – FOR the election of both nominees for Director named in “Proposal 1: Election of Directors”;

     Proposal 2 – FOR approval of amendments to the Mobile Mini, Inc. 2006 Equity Incentive Plan; and
     Proposal 3 – FOR the ratification of the appointment of Ernst & Young LLP as Mobile Mini’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.
What are my choices when voting?
     Proposal 1 – You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.
     Proposals 2 and 3 – In respect to each of Proposal 2 and Proposal 3, you may cast your vote in favor or against the proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
     If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:
     Proposal 1 – FOR the election of both nominees for Director named in “Proposal 1: Election of Directors”;
     Proposal 2 – FOR approval of the amendments to the Mobile Mini, Inc. 2006 Equity Incentive Plan; and
     Proposal 3 – FOR the ratification of the appointment of Ernst & Young LLP as Mobile Mini’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.
How are votes withheld, abstentions and broker non-votes treated?
     Votes withheld and abstentions are deemed to be “present” at the annual meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker nonvotes, if any, are counted for general quorum purposes, and are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card
     You may revoke your proxy by doing one of the following:
•	by sending a written notice of revocation to the Secretary of Mobile Mini that is received by the Company prior to the annual meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the annual meeting and voting your shares in person.
What vote is required to approve each proposal?
     Proposal 1 requires a plurality of the votes cast to elect a director.
     Proposal 2 and Proposal 3 each requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the annual meeting.
Who pays for the cost of this proxy solicitation?
     Mobile Mini pays the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
In this proxy statement the only way that proxies are being solicited?
     In addition to mailing these proxy materials, certain directors, officers or employees of Mobile Mini may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PROPOSAL 1:
ELECTION OF DIRECTORS
Board Structure. Our Board of Directors has six members, the majority of whom are independent directors. Our Board of Directors is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires.
Nominees for Election at this Annual Meeting. The Board of Directors, acting upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Ronald J. Marusiak and Lawrence Trachtenberg for election as directors, each to serve a three-year term ending in 2010 or when the director’s successor is duly elected. Mr. Marusiak is an independent director, as defined in the applicable rules for companies traded on The Nasdaq Stock Market.
     Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a precision machining and tool and die company, for more than 20 years. Mr. Marusiak is also a director of Micro-Tronics, Inc. and Y2 Ultrafilter, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 59.
     Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg is also a member of the board of trustees of the Arizona State Retirement System. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Age 50.
The Board recommends that you vote “FOR” each of these nominees.
Continuing Directors. The terms of Steven G. Bunger and Michael L. Watts end in 2008 and the terms of Stephen A McConnell and Jeffrey S. Goble end in 2009.
     Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a director of Cavco Industries, Inc., one of the nation’s largest producers of manufactured housing. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. Age 45.

     Michael L. Watts has served as a director since 2002. Mr. Watts founded Sunstate Equipment Company, LLC, which later became Sunstate Equipment Co., in 1977 where he serves as President and Chief Executive Officer. Sunstate Equipment Co. is the largest independently owned and twelfth largest construction equipment rental company operating in the United States, and currently has 46 locations in eight states. Mr. Watts also was the founder and served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company, from 1987 until the company was sold in 1998. Age 59.
     Stephen A McConnell has served as a director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Miracor Diagnostics, Inc. and Global Entertainment Corporation. Age 54.
     Jeffrey S. Goble was appointed to the Board of Directors in February 2006. Mr. Goble is President of Medegen, Inc. which develops and manufactures specialty infusion therapy medical devices and provides contract-manufacturing services for medical device and pharmaceutical OEMs. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other current Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He currently serves on the board of Vantage Mobility International and holds a B.S. Degree in Political Science from Arizona State University. Age 46.
Corporate Governance and Related Matters
     Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of six directors, as described above.
     “Independent” Directors. Each of our directors other than Messrs. Bunger and Trachtenberg (who are employees of the Company) qualify as “independent” in accordance with the published definitions and listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, our Board of Directors has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with Mobile Mini in which the director or officer, or any member of his or her family, have a director or indirect material interest.
     Based upon all of the elements of independence set forth in The Nasdaq Stock Market rules and listing standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a director and stockholder of the company:

Jeffrey S. Goble	Stephen A McConnell
Ronald J. Marusiak	Michael L. Watts
     In addition, the Board determined that: (i) Steven G. Bunger is not independent because he is the Chief Executive Officer and President of Mobile Mini, and the Chairman of our Board of Directors; and (ii) Lawrence Trachtenberg is not independent because he is our Executive Vice President and Chief Financial Officer,
     “Independence” for Audit Committee Members and Audit Committee Financial Expert. In addition, as required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Stephen A McConnell is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
Board Meetings
     The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors call for regular executive session meetings of the independent directors. During 2006, the Board of Directors and the Audit Committee each met in executive session during their respective regularly scheduled meetings. Executive sessions are chaired by the Lead Independent Director, who is responsible for coordinating the activities of the other independent directors and who performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in the Corporate Governance Guidelines, which are posted at our web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page. Michael L. Watts has been elected by our independent directors to serve as the Lead Independent Director.
     In 2006, the Board held 10 meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which he or she served, during his or her tenure as a director and committee member.
Review and Approval of Transactions with Related Persons
     In May 2007, the Board adopted a policy and procedures for review and approval of transactions involving the Company and “related persons” (i.e., directors and executive officers or their immediate family members, or shareholders and their immediate family members owning five percent of greater of the Company’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or director, or transactions involving competitive bids or in which standing pre-approval has been given.
     The Nominating and Corporate Governance Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction shall be considered and, if the committee determines it to be appropriate, ratifies at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the committee will take into account, among other factors which it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Board Committees and Charters
     Our Board of Directors currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with Nasdaq standards. Each of the Board’s committees has a written charter approved by the Board. Copies of each charter are posted on Mobile Mini’s web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.
     Audit Committee. Messrs. McConnell (Chairman), Goble, Marusiak and Watts were the members of the Audit Committee during 2006. Pursuant to the Audit Committee charter, the Audit Committee oversees Mobile Mini’s financial reporting process and meets with management and the independent registered public accounting firm to review the results and scope of the audit and the services provided by the independent registered public accounting firm. The Audit Committee met seven times during 2006. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this proxy statement. As indicated above, the Audit Committee has adopted a written charter, which is reviewed and reassessed on an annual basis. The responsibilities and activities of the Audit Committee are described in greater detail in this written charter.
     Compensation Committee. Messrs. Goble (Chairman), Marusiak and McConnell were members of the Compensation Committee during 2006. In December 2006, the Nominating and Corporate Governance Committee recommended that Mr. Watts be elected as an additional member of the Compensation Committee, and Mr. Watts was elected to serve on the Compensation Committee on December 8, 2006. Pursuant to its charter, the Compensation Committee reviews officer and director compensation and makes recommendations thereon to the Board of Directors. The Compensation Committee also administers our compensation and incentive plans, including our stock option plans and determines, upon review of relevant information from management, the employees to whom options or restricted stock shall be granted. The Compensation Committee met nine times during 2006. The Compensation Committee’s report on executive compensation is set forth elsewhere in this proxy statement.
     Nominating and Corporate Governance Committee. Messrs. Marusiak (Chairman), Goble, McConnell and Watts were members of the Nominating and Corporate Governance Committee during 2006. This committee met two times in 2006. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommends to the Board proposed revisions to the Guidelines; overseeing the evaluation of management, the Board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performs such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.”
Director Qualifications and Review of Director Nominees
     The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates form the current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address, and must be received no later than March 21, 2008, in order to be included in the proxy statement of the next annual election of Directors. The Company’s headquarters address is:

Chairman of the Nominating and Corporate Governance Committee
Mobile Mini, Inc.
7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
     The Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and achievements in manufacturing, equipment leasing, technology, finance and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.
Director Attendance at Annual Stockholder Meetings
     While members of our Board of Directors are encouraged to attend our annual meetings of stockholders, the Board of Directors does not have a formal policy requiring directors to attend the annual meetings. All current directors who were then members of the Board of Directors attended last year’s annual meeting of stockholders.
Director Compensation
     We currently have four non-employee directors that qualify for compensation. In 2006, non-employee directors received an annual payment of $20,000 plus $1,000 for each Board meeting personally attended and $500 per committee meeting if the director attended in person. During 2006, no more than $1,500 could be received for meetings held on any one day. If the non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, the non-employee director received $250. The Lead Independent Director and the chair of the Audit Committee received an additional $5,000 annual retainer. Further, the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual retainer of $2,500. Each non-employee director also receives an automatic annual grant of 7,500 shares of our common stock on August 1. The grants are provided for under our 2006 Equity Incentive Plan, which was approved by our stockholders at our 2006 annual meeting. The options are granted at an exercise price equal to the fair market value of our common stock on the grant date, and the options vest and become exercisable in equal monthly installments of 625 shares per month on the last day of each month commencing on August 31 following the grant date. Pursuant to a recommendation of the Compensation Committee, the Board of Directors is proposing amendments to our 2006 Equity Incentive Plan to terminate the annual grant of 7,500 stock options to each non-employee director, and to put in place an annual award of 2,500 shares of common stock. See “Proposal 2” herein.
     Beginning January 1, 2007, each non-employee director will receive an annual payment of $24,000 plus $1,200 for each Board meeting attended in person and $750 for each Committee meeting attended in person. Under the new non-employee director compensation plan, no more than $1,950 may be received by a director for meetings held on any one day. If the non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, the non-employee director will receive $250 for such meeting attendance. The Lead Independent Director will receive an additional $5,000 annual retainer, the chair of the Audit Committee will receive an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer of $4,000.
     Directors who are also officers do not receive any separate compensation for serving as directors. We may indemnify the directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our directors, contractually obligating us to provide this indemnification to them.
     The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

	Fees Earned
	or
	Paid in Cash	Option
Name	($)(1)	Awards ($)(2)		Total ($)
Jeffrey S. Goble	33,250	92,608	(3)	125,858
Ronald J. Marusiak	34,750	99,933	(4)	134,683
Stephen A McConnell	37,250	99,933	(5)	137,183
Michael L. Watts	32,750	99,933	(6)	132,683

(1)	Amounts in the table do not include payments made in 2006 to each director for (a) a portion ($5,000 to each non-employee director) of the 2005 annual director fess and (b) $250 paid to each non-employee director in connection with a telephonic meeting held in December 2005. Amounts in the table include a payment of $5,000 made in 2007 to each non-employee director in connection with the 2006 annual director fees. Each non-employee director was paid an annual fee of $20,000. In addition, Mr. Goble was paid a fee of $2,500 in connection with service as chairman of the Compensation Committee and meeting fees aggregating $10,750; Mr. Marusiak was paid a fee of $2,500 in connection with service as chairman of the Nominating and Corporate Governance Committee and meeting fees aggregating $12,250; Mr. McConnell was paid a fee of $5,000 in connection with service as chairman of the Audit Committee and meeting fees aggregating $12,250, and Mr. Watts was paid a fee of $5,000 in connection with service as the Lead Director and meeting fees aggregating $7,750.

(2)	The value of option awards included within this column represent the compensation costs recognized by us in fiscal year 2006 for option awards made in 2006 and prior fiscal years, calculated pursuant to SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”). The values included within this column have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. The assumptions used by us with respect to the valuation of option awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Form 10-K.

(3)	The grant date fair value, calculated pursuant to SFAS 123(R), of the stock option awards issued to Mr. Goble in 2006 were $10.29 and $9.04. Upon his election to the Board on February 22, 2006, Mr. Goble was awarded a number of stock options, pro-rated for the period of service prior to the automatic annual grant of options to directors. As of December 31, 2006, Mr. Goble held 13,750 options, of which 9,375 were exercisable.

(4)	The grant date fair value, calculated pursuant to SFAS 123(R), of the stock option award issued to Mr. Marusiak in 2006 was $9.04. As of December 31, 2006, Mr. Marusiak held 127,500 options, of which 123,125 were exercisable.

(5)	The grant date fair value, calculated pursuant to SFAS 123(R), of the stock option award issued to Mr. McConnell in 2006 was $9.04. As of December 31, 2006, Mr. McConnell held 52,500 options, of which 48,125 were exercisable.

(6)	The grant date fair value, calculated pursuant to SFAS 123(R), of the stock option award issued to Mr. Watts in 2006 was $9.04. As of December 31, 2006, Mr. Watts held 22,500 options, of which 18,125 were exercisable.
Communication with the Board of Directors
     Stockholders may communicate with the Board of Directors by writing to us at either 800 Third Avenue, 36 Floor, New York, NY 10022, Attn: Mobile Mini Investor Relations, or at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communication received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or are otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.
Code of Business Conduct and Ethics
     We have a Code of Business Conduct and Ethics (including Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (“Code”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code embodies our principles and practices relating to the ethical conduct of Mobile Mini’s business and its commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. This code is posted on our Internet web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page.
     We will provide a copy of the Code upon request made by writing to us at Mobile Mini’s address provided elsewhere. We intend to satisfy the disclosure requirement under Item 5.05 of the Form 8-K regarding an amendment to, or waiver from, a provision of this Code by posting such information on our web site, at the address and location specified above, and to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Audit Committee Disclosure
     The Audit Committee is comprised solely of independent Directors, and, among other things, is responsible for:
•	establishing policies and procedures for, appointing, reviewing, and overseeing the performance and independence of the independent registered public accounting firm (independent auditors);

•	reviewing with independent auditors and financial management of the Company and approving the plan and scope of the audit and permissible audit related work;

•	pre-approving all audit and permissible non-audit fees;

•	reviewing and approving the guidelines established for the dissemination of financial information;

•	holding meetings periodically with the independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with Company policies;

•	reviewing consolidated financial statements and disclosures;

•	reviewing with management and independent auditors and approving disclosure controls and procedures and accounting principles and practices; and

•	performing other functions or duties deemed appropriate by the Board.
Service Fees Paid to the Independent Public Accountants
     The Audit Committee, with the ratification of the stockholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2006. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years:

Fee Category	2006 Fees ($)	2005 Fees ($)

Audit Fees	946,459	720,300
Audit Related Fees	-0-	-0-
Tax Fees*	30,620	70,600
All Other Fees	-0-	-0-
Total Fees	977,079	790,900

*	Tax Fees consists primarily of fees related to advisory services regarding United Kingdom and other foreign tax structures and tax transition services.

          None of the above-described professional service fees were approved by the Audit Committee in reliance upon the de minimus exception to the pre-approval requirements of federal securities laws and regulations.
Audit Committee Pre-approval Policy
     The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934.
Report of the Audit Committee
     In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:
(1)	reviewed and discussed the audited financial statements with management,

(2)	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and

(3)	received the written disclosure and letter from the Auditors the matters required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 27, 2007, meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Board has approved this inclusion.
THE AUDIT COMMITTEE
Stephen A McConnell (Chair)
Jeffrey S. Goble
Ronald J. Marusiak
Michael L. Watts

PROPOSAL 2:
APPROVAL OF AMENDMENTS TO THE
MOBILE MINI, INC. 2006 EQUITY INCENTIVE PLAN
     The Board of Directors is requesting that our stockholders approval amendments to our 2006 Equity Incentive Plan (the “Plan”). The amendments would (i) provide for the automatic annual grant under the Plan of 2,500 shares off our common stock to each of our non-employee directors and (ii) terminate the current provisions of the Plan pursuant to which our non-employee directors are automatically awarded an annual grant of stock options to acquire 7,500 shares of our common stock.
     We provide information in this proxy statement regarding the compensation we pay to our non-employee directors. See “Director Compensation,” beginning at page 11 above. In the column entitled “Option Awards” in the table set forth at page 12 above, we indicate the value of the stock options granted to our non-employee directors in 2006 calculated pursuant to SFAS No. 123(R) Share-Based Payment. If Proposal 2 is approved at the annual meeting, our non-employee directors would be awarded 2,500 shares of common stock on August 1, 2007, instead of options to purchase 7,500 shares of common stock on such date. It is not possible at this time to predict at this time what the compensation cost to the Company will be under SFAS No. 123(R) if either 2,500 shares are awarded or if 7,500 options are granted on August 1, 2007, because that cost under either scenario will be determined in large part by the market price of our common stock on the date of the award or grant.
Reasons for the Proposed Amendments to the Plan. Historically, our non-employee directors have been awarded stock options to purchase 7,500 shares of common stock on August 1st of each year. Options granted to our non-employee directors have an exercise price equal to the fair market value on the grant date (i.e., the closing price on the grant date or the next trading day if the grant date is not a date on which the stock markets are open for trading), vest (or first become exercisable) in monthly installments of 625 shares each month, and have a term of 10 years following the date of grant. Prior to 2006, our executive officers and other employees were granted stock options by the Compensation Committee of our Board of Directors. In 2006, the Compensation Committee determined to begin to award shares of restricted stock to members of senior management, and to award a smaller number of stock options, such that the overall award was comparable to the all-option award in prior years. Due to personal income tax considerations and other reasons, the Compensation Committee determined not to award restricted shares to all employees who receive equity incentive awards and to retain the stock option grants for non-executives. In 2007, the Compensation Committee made awards of restricted stock to our chief executive officer, chief financial officer, and all of our senior vice presidents, and did not make any grants of stock options to those employees. In connection with that decision, the Compensation Committee decided to recommend to the Board of Directors that the Plan be amended to provide that non-employee directors be awarded shares of stock each year instead of being granted stock options. The principal reasons for the recommendation is to better align the interests of the non-employee directors with those of our stockholders, including our executive officers who are awarded shares of restricted stock, and to lessen the number of shares of our common stock utilized under the Plan for compensation purposes by lowering the number of shares awarded to each non-employee director from 7,500 shares subject to option to 2,500 shares subject to an outright award of the shares.

Description of the Plan. The Plan was adopted our Board of Directors on February 22, 2006, subject to the approval of the Plan by our stockholders. The Plan was submitted to the stockholders at our 2006 annual meeting, and was approved by vote of the stockholders. The Plan is an “omnibus” stock plan which permits the grant or award by our Compensation Committee of a variety of types of equity awards, including incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock, performance units and other stock-based awards. A total of 1,200,000 shares of our common stock may be issued under the Plan. The proposed amendments to not change the number of shares authorized under the Plan, or otherwise amend the Plan in any manner not described herein.
     Currently, the Plan also provides for the automatic annual grant to each of our non-employee directors of options to acquire 7,500 shares of our common stock. If a nominee if first elected to the Board on a date other than August 1 of any year, the newly elected director is automatically granted under the Plan a pro rated number of options. The Plan is scheduled to terminate on February 22, 2016, the tenth anniversary of the date on which it was adopted by the Board.
The Proposed Amendments. Under the proposed amendments to the Plan, commencing on August 1, 2007, each of our non-employee directors would receive a grant of 2,500 shares of our common stock on August 1 of each year while the Plan is in effect. Further, effective on July 31, 2007 the provisions of the Plan (which are set forth in Section 6.12 of the Plan) that currently provide for and are applicable to annual grants of stock options to our non-employee directors will terminate. compensation package for at least the past ten years. The proposed amendments to the Plan would also amend Section 12 of the Plan to delete the existing provisions of that section and to provide to the annual award to each non-employee director of 2,500 shares of our common stock, which shares would not be subject to forfeiture or any other conditions whatsoever. Each award would constitute an outright grant of 2,500 shares and the shares would be issued to the non-employee director under an effective registration statement on Form S-8 which we will file with the Securities and Exchange Commission. The text of the proposed amendments is set forth in Appendix A to this proxy statement.
Awards of shares of common stock under the Plan as proposed to be amended are includable in income in the year received or made available to the non-employee director because the awards are made without substantial limitations or restrictions. The Company will be entitled to deduct the amount the non-employee director includes in income as a compensation expense in the year of payment. The amount for such purposes will be the determined by the closing price of our common stock on the date of the award (or on the next trading day, if the award date is not a date on which the relevant stock exchange is open for trading).
The Board of Directors Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm with respect to our financial statements for the year ending December 31, 2007. In taking this action, the Audit Committee considered Ernst & Young’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by a majority of the shares of common stock present or represented at the annual meeting, the Audit Committee will review its future selection of an independent registered public accounting firm.
The Board of Directors Recommends a Vote “FOR” Proposal 3.
OTHER MATTERS
     Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the Board may recommend.

EQUITY COMPENSATION PLAN INFORMATION
     We maintain the 1994 Stock Option Plan (the “1994 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 2006 Equity Incentive Plan (the “2006 Plan”), pursuant to which we may grant equity awards to eligible persons. The 1994 Plan expired in 2003 and no additional options may be granted thereunder; outstanding options continue to be subject to the terms of the 1994 Plan until their exercise or termination. The following table summarizes our equity compensation plan information as of December 31, 2006. Information is included for both equity compensation plans approved by our stockholders and equity plans not approved by our stockholders.

	Common shares to		Common shares remaining
	be issued upon	Weighted-average	available for future issuance
	exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding shares
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by Mobile Mini stockholders (1)	2,609,025	$15.87	1,234,160

Equity compensation plans not approved by Mobile Mini stockholders	-0-	-0-	-0-

Totals	2,609,025	$15.87	1,234,160

(1)	Of these shares, options to purchase 101,000 shares were outstanding under the 1994 Plan, options to purchase 2,471,775 shares were outstanding under the 1999 Plan and options to purchase 36,250 shares were outstanding under the 2006 Plan.
     On April 5, 2007, the closing price of Mobile Mini’s common stock as reported by The Nasdaq Stock Market was $26.75.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in Mobile Mini, and the Committee holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics. This section of our proxy statement describes Mobile Mini’s compensation program for executive officers. The focus is on the compensation program and decisions for 2006. In the section below captioned “Looking Ahead,” we discuss changes that the Committee implemented for 2007.
Compensation Philosophy and Objectives
     The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. Such a program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals which may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the named executive officers, that includes both cash and stock-based compensation that rewards performance measured against established goals.
Setting Executive Compensation
     The Committee has structured the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company , and to reward the executives for achieving those goals. The Committee historically reviews and sets executive compensation during November or December of each year, in conjunction with the Company’s budgeting process for the following year, which process includes setting Company financial performance targets and other business goals. Thus, during November 2005 the Committee considered the Company’s near and long term business goals in connection with the budgeting process and reviewed and set executive compensation for 2006. As in prior years, the Committee granted a modest five percent increase in executive base salaries and approved the 2006 Bonus Compensation Plan, which was a cash bonus plan for the chief executive officer and the chief financial officer. In connection with setting executive compensation for 2006, the Committee considered general data about executive base salaries of other similarly companies, but did not engage the services of a compensation consulting firm or formally survey compensation packages at such companies. For the first time, in connection with 2006 compensation packages, the Committee awarded shares of restricted stock to the Company’s executives. In prior years, the Committee granted stock options to the Company’s executives as incentive compensation awards. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Rather, the Committee considers the views of the executives, the historical compensation patterns of the Committee’s compensation awards, and other subjective and objective factors, including the performance of the executive during recent periods.
2006 Executive Compensation Components
     For the year ended December 31, 2006, the main elements of compensation for the named executive officers were:
•	base salary;

•	a performance-based cash bonus plan;

•	a subjective cash bonus plan, with bonus paid determined solely at the discretion of the Committee; and

•	equity-based long-term compensation.
     The Company provides its executive officers a 401(k) retirement savings plan, in which all eligible employees may participate. The Company provides perquisites and other personal benefits to its executive officers.
Base Salary
     The Company provides named executive officers and other employees a base salary to compensate them for services rendered during the fiscal year. Base salary for each named executive officer is determined based on his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November of each year. Since at least 2002, the Committee has focused more attention on the equity component of overall executive compensation, and the base salary of the chief executive officer and the chief financial officer has increased at the rate of approximately five percent per year between 2002 and 2006.
Cash Bonus Program
     Historically, the Compensation Committee annually approved a cash bonus plan under which the Company’s chief executive officer and chief financial officer would be paid a bonus if the Company achieved identified target levels of earnings per share, total revenue, and EBITDA during the following fiscal year. The performance target levels generally are identified in conjunction with the Company’s budgeting process for the subsequent fiscal year, which process is undertaken principally in October and November of each year. In connection with the development of the 2006 Company budgets, target amounts of revenue, EBITDA and earnings per share are set under a “base” or target budget and a “stretch” budget, using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries in which large numbers of the Company’s customers operate including non-residential construction, interests expense, and other factors. Under each of the targets, the Committee adopted a sliding scale under which a named executive would earn a bonus equal to a percentage of the executive’s base salary, up to a maximum of 100% of base salary if the maximum target was achieved in each category, with each category accounting for one-third of the total maximum bonus amount available under the bonus plan. In addition, the Committee approved a provision under which the Committee may award a discretionary bonus of up to 15% of each named executive’s base salary if subjective factors are met as determined after the end of the fiscal year in the discretion of the Committee.
     For 2006, the target levels were in the following approximate ranges: revenue target levels were in the range of 7.9% to 14.3% above total revenue achieved in 2005; EBITDA target levels were in the range of $97.9 million to $105.9 million, or approximately 10.3% to 19.2% above EBITDA achieved in 2005, and earnings per share target levels were in the range of $2.10 to $2.34 per share (subsequently adjusted due to a stock split accounted for as a stock dividend) or up to approximately 11.3% above earnings per share in 2005. Target levels may be adjusted for acquisitions and certain other factors. Under the 2006 bonus plan, potential bonus payouts ranged from 25% of base salary if all targets were achieved at only the minimum level to 100% if all targets were achieved at maximum or “stretch” targets. In 2006, maximum targets were achieved in each category and the chief executive officer and the chief financial officer were each paid bonus amounts under the performance portion of the 2006 executive cash bonus plan equal to 100% of the officer’s base salary. This amount is reflected in column (g) of the Summary Compensation Table included elsewhere herein. Over the past five years, the Company has achieved performance in excess of the maximum target levels three times, and has paid at least the minimum target level amount four times. The payout percentage over the past five years has been between 0% (nil) and 100% of the participant’s maximum possible award, with an average payout of approximately 67.6% over the period. Generally, the Committee sets the maximum target levels such that the relative difficulty of achieving the target is anticipated to be consistent from year to year. The Committee developed the three target category plan over time, and in 2002 and 2003, the only target used was earnings per share, and the total revenue and EBITDA targets were added in connection with the adoption of the 2004 bonus plan.
     In addition to the target levels set forth in the bonus plan, the subjective bonus provision sets forth general categories of executive performance that the Committee will consider in connection with its determination whether to award all or any portion of the subjective bonus amount. The subjective bonus provision is adopted prior to the beginning of the fiscal year in which any bonus amount may be earned. The categories enumerated in the subjective bonus plan for 2006 included: maintaining the Company’s marketing and sales focus; maintaining strong orderly growth, including internal growth, growth in geographic coverage of branches, and growth in the Company’s systems and management team; raising capital effectively, as advisable; effective implementation of the Company’s new computer system; effective compliance with the internal controls requirements of the Sarbanes-Oxley Act of 2004. The Committee requires the executives to prepare a self evaluation at the end of year in connection with the Committee’s determination whether to award the subjective bonus. The relative weight that the Committee gives to the various factors or categories of performance which the Committee considers is entirely within the Committee’s discretion and the Committee has not formally assigned any particular weight to any category. Over the past five years, the Committee has awarded the full amount of the subjective bonus (15% of base salary in each instance) to each of the chief executive officer and the chief financial officer, who have been the only officers eligible to be considered for the subjective bonus. The subjective bonus amount is reflected in column (d) of the Summary Compensation Table included elsewhere herein.
Equity-Based Incentives
     The Committee may also grant stock options to executives under the Company’s 1999 Stock Option Plan and the Company’s 2006 Equity Incentive Plan. The Equity Incentive Plan was adopted by the Board of Directors in February 2006 and approved by the Company’s stockholders at the Company’s 2006 annual meeting, which was held in June 2006, in both instances after the Committee had completed its review and award of executive compensation for the 2006 calendar year. Under the Stock Option Plan, the Committee may grant stock options or shares of restricted common stock to the Company’s employees, including the named executive officers. In granting these awards, the Committee may establish any conditions or restrictions it need appropriate. While the chief executive officer of the Company traditionally has recommended to the Committee the size of stock-based awards, the chief executive officer does not have the power to grant equity-based awards to any other officer or to any other employee of the Company.
     In making stock-based awards in conjunction with its consideration of executive compensation for the 2006 fiscal year, the Committee, after discussions with senior management, decided to award stock options and shares of restricted stock to the Company’s named executive officers and other executives. In prior years, the Committee had made equity based incentive awards that consisted solely of stock options. Stock options vest, or first become exercisable, in five equal installments over the four and one-half years following the date of grant, with the first installment vesting on the six-month anniversary of the grant date and subsequent installments vesting in annually thereafter. Restricted stock awards vest in equal annual installments over the four or five year period following the date of grant. Vesting is conditioned in all cases upon the employee being employed by the Company or a subsidiary on the vesting date.
     All awards of stock options under the Company’s plans are made at the market price on the date of the award, which is defined under the plans as the closing market price on the grant date. Annual awards of stock options and/or shares of restricted stock to executives are made at the Committee’s regularly scheduled meeting in the late fall, typically in late November or December.
401(k) Retirement Savings Plan and Other Benefits
     The Company maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least one year of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. The Company makes a contribution equal to 10% of each employee’s contribution, up to a maximum of $500 per employee. The amount the Company contributed to each named executive officer in 2006 is reflected in column (i) of the Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

     In the United Kingdom, the Company’s employees are covered by a defined contribution program. The employees become eligible to participate three months after they begin employment. The plan is designed as a retirement benefit program into which we pay a fixed 7% of the annual employees’ salary into the plan. In The Netherlands, the Company’s employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by us and one-third made by the employee.
     The Company maintains no other retirement plan under which executives or any other employees may earn the right to receive benefits upon retirement.
Perquisites and Other Personal Benefits
     The Company provides the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall compensation program. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The costs of the perquisites and personal benefits for the named executive officers for the fiscal year ended December 31, 2006 are included in column (i) of the Summary Compensation Table.
Employment Agreements / Severance
     In September 1999, we entered into employment agreements with Mr. Bunger, our CEO, and Mr. Trachtenberg, our CFO. Each agreement has a three year term, and the term automatically renews for additional periods unless either we or the employee gives notice of non-renewal. In 2006, Mr. Bunger’s base salary under his employment agreement was $357,359 and Mr. Trachtenberg’s was $255,256. The base salaries may be increased or decreased by the Board of Directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other “key executives”, as defined in the employment agreements. Each agreement contains provisions restricting the employee’s disclosure and use of our confidential information, and providing that the employee will not compete with us during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.
     Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into other agreements with key employees, including Ms. Keeley. These agreements are terminable at will, with or without cause, and provide that the employee will not compete with the Company for a period, ranging from six months to two years, after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.
     Pursuant to our employment agreements with each of Messrs. Bunger and Trachtenberg, we will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined). In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and we would have the right to pay that amount over an 18 month period. If an involuntary termination event had occurred on December 31, 2006, Mr. Bunger would have been entitled to receive $1,072,077 and Mr. Trachtenberg would have been entitled to receive $765,768. If there is a change of control of the Company (as defined in the employment agreement) and within six months following the change of control either the Company terminates the employee for any reason other than cause or the employee elects to terminate his employment for any reason, the employee would be entitled under the employment agreement to receive a termination payment equal to four times his base salary for the twelve month period preceding the date of termination, and we would have to pay that amount on the fourteenth day following the date of termination. If a change of control termination event had occurred on December 31, 2006, Mr. Bunger would have been entitled to receive $1,429,436 and Mr. Trachtenberg would have been entitled to receive $1,021,024. Each agreement also provides that, if the termination payment would constitute a “parachute payment” under Section 280G of the Internal Revenue Code as then in effect, and subject to excise tax pursuant to Section 4999 of the Code, the payment would be such lower amount as would not be subject to the excise tax, or $999,999 in each case.
     In the employment agreement for each of Messrs. Bunger and Trachtenberg, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform his duties under the agreement after a written demand for performance is delivered by the Company or the Board, (ii) the conviction or plea bargain of the executive to a felony involving dishonesty, fraud, theft, embezzlement or the like, (iii) the material breach of the agreement’s confidential information and non-compete provisions, or (iv) the executive willfully engaging in conduct that is intentionally insubordinate and harmful to the Company or that is materially detrimental to the Company. Termination for cause requires the act of a majority of all members of the Baord then serving. For purposes of each employment agreement, a “change of control” will have occurred if either (A) any person or group becomes the beneficial owner of 35% or more of the voting power off the Company’s outstanding securities or (B) during any period of 36 months, the persons who were members of the Board of Directors at the beginning of such 36-month period (the “Incumbent Directors”) do not constitute at least a majority of the Board, provided, that any person whose election or nomination was supported by at least a majority of the persons who were then Incumbent Directors shall be considered an Incumbent Director in respect to such 36-month period in which his or her election occurred.
Stock Ownership Guidelines
     Stock ownership guidelines were approved by the Compensation Committee and adopted by the Board in December 2006. The guidelines are effective beginning January 1, 2007, are applicable to non-employee directors and require that such directors each own shares of the Company’s common stock having a value at least equal to four times the annual retainer paid by the Company to its non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31 of each year. The requirement is being phased in over a four-year period, and any newly elected non-employee director shall have four years following his or her election to the Board to meet the stock ownership requirement. The Company has no similar stock ownership requirement for directors who are also officers of the Company.

Looking Ahead
     In connection with its review and setting of compensation for 2007 of its chief executive officer, chief financial officer, and senior vice presidents, the Committee engaged Pearl Meyer & Partners, an independent compensation adviser, to review the competitiveness of the Company’s executive compensation program. The Company did not establish or impose any limitations upon Pearl Meyer in its performance of its duties for the Compensation Committee. In the course of carrying out its duties, Pearl Meyer & Partners interacted with employees of Mobile Mini and members of the Compensation Committee, performed a competitive analysis of total compensation for selected executives and reviewed our employment agreements with our Chief Executive Officer and Chief Financial Officer. Pearl Meyer presented its analysis, observations and recommendations to the Committee in mid-October 2006, and during meetings in November and December 2006, the Committee established the 2007 base salary and incentive compensation packages for executives. Pearl Meyer & Partners does not provide us with any other consulting or advisory services.
     Pearl Meyer and the Committee, in consultation with senior management, identified a peer group composed of industry peers, related industry companies, and selected companies with EBITDA growth and margins ranging from 80% to 300% of the Company. The group consisted of: Ashtead Group plc; ATP Oil and Gas Corporation; Casella Waste Systems, Inc.; Cintas Corporation; Factset Research Systems, Inc., Glacier Bancorp, Inc.; H&E Equipment Services, Inc.; Hornbeck Offshore Services, Inc.; McGrath Rentcopr; Neff Corporation; Public Storage, Inc. Sciele Pharma, Inc. Strayer Education, Inc.; TAL International Group, Inc.; Techne Corporation; United Rentals, Inc.; and Williams Scotsman International, Inc. Six published or private compensation surveys were also utilized by the consultants, and comparisons to suvery benchmark positions were made based on the Company’s size. Comparisons were reported relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that the company’s base salary, total cash compensation, long-term incentives and total remuneration in effect in 2006 ranged from market to below market at the 25th percentile and the 50th percentile, to approximately 22% to 36% below market at the 75th percentile of the peer group.
     Changes to 2007 Base Salary. Consistent with the recommendations of the compensation consultant, the committee approved base salaries for 2007 that are higher than those for 2006. The rationale for the higher base salary is that the Company’s mix of compensation elements was historically heavily weighted toward long-term equity incentives, and by placing somewhat greater emphasis on base salary the Company is in a more competitive position to attract talent. Further, the Committee considered the base salary increases to be commensurate with the growth of the Company over recent years, which has far surpassed the annual increases in base salary during the period. For 2007, the Committee set Mr. Bunger’s base salary at $500,000 and Mr. Trachtenberg’s at $325,000. Base salaries for the Company’s senior vice presidents for 2007 range from $165,000 to $245,000. Each senior vice president is party to a non-competition agreement with the Company, and is paid an additional $5,000 per annum under that agreement.
     Changes to 2007 Executive Cash Bonus Plan. The Committee revised the executive cash bonus plan for 2007 as compared to the plan in effect in 2006 by eliminating the subjective bonus feature of the plan. The Committee maintained targets expressed in terms of earnings per share, total revenue and EBITDA, with each category contributing approximately one third of the total bonus amount available. If minimum target levels are achieved in all three categories, the chief executive officer and the chief financial officer would be paid bonus amounts equal to 25% of their 2007 base salaries; if the standard target levels are in achieved in all three categories, they would be paid bonus amounts equal to 100% of base salary; and if stretch or maximum targets were achieved in all three categories, they would be paid bonus amounts equal to 200% of base salary, which is the maximum bonus payable under the 2007 bonus plan, The rationale for the higher levels of bonus that might be achieved under the 2007 plan include the fact that the general competitive practice among the Company’s peers is for maximum bonus opportunity in the range of 150% to 200% of target levels. The Committee determined that it was appropriate to increase the bonus opportunity while at the same time raising target levels. The 2007 maximum target levels are approximately 38% to 45% greater than the corresponding 2006 maximum target levels.
     Long-Term Equity Incentives. On December 8, 2006, the Committee approved awards of restricted stock under the 2006 Equity Incentive Plan to certain of our employees, including our named executives. In particular, the Committee awarded 29,772 shares of restricted stock to Mr. Bunger, 21,996 shares of restricted stock to Mr. Trachtenberg and 8,757 shares of restricted stock to Ms. Keeley. Half of the restricted stock awarded to each named executive officer vests in four equal annual installments, with the first vesting occurring on December 8, 2007, which is the first anniversary of the grant date. The other half of the restricted stock will vest in installments if the Company achieves stated adjusted EBITDA targets over each of the next four fiscal years, commencing with the fiscal year ending on December 31, 2007. The 2007 adjusted EBITDA target is an amount equal to approximately 115% of 2006 adjusted EBITDA, with the target increasing an additional 15% each year thereafter during the vesting period. If the Company does not achieve the adjusted EBITDA target for a particular year, none of the performance based restricted shares for that year will vest. Any of the restricted shares that do not vest in a particular year may nevertheless vest in a subsequent year if the Company achieves or exceeds the cumulative adjusted EBITDA targets for the relevant years during the vesting period.
Tax and Accounting Implications
Deductibility of Executive Compensation
     The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation or more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the named executive officers is fully deductible, except that the subjective bonus amount paid may not be deductible under certain circumstances which are not currently applicable to the Company, particularly since the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.
Accounting for Stock-Based Compensation
     Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards under its 1999 stock option plan and its 2006 equity incentive plan in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table
     The following table summarizes the 2006 compensation cost for the president and chief executive officer, the chief financial officer, and the only other executive officer of the Company who served as such during 2006, including compensation costs incurred by the company for stock and option awards granted to those named officers in 2006 and prior years as reflected in the Company’s financial statements.
     The dollar figures presented below in the Stock Awards column (e) and the Option Awards column (f) of the Table represent the compensation cost recognized by the Company in its 2006 financial statements, pursuant to the accounting standards of the Statement of Financial Accounting Standard No. 123(revised 2004), Share-Based Payment (“SFAS 123(R)”), assuming full vesting. The dollar figures may not reflect the actual value to be realized by the executive officer. Due to the level of achievement of performance goals and economic and market risks associated with stock and option award, the actual realized by the named executive officer for the stock will not be determined until time of vesting or, in the case of option awards, until option exercise.

						Non-
						Equity
						Incentive	All
				Stock	Option	Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1) (2)	($)(3)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Steven G. Bunger Chairman, Chief Executive Officer, President	2006	357,359	53,604	169,630	283,757	357,359	25,504 (4)	1,247,213
Lawrence Trachtenberg Chief Financial Officer, Executive Vice President, Treasurer	2006	255,256	38,289	134,911	201,749	255,256	1,215 (5)	886,676
Deborah K. Keeley Senior Vice President, Chief Acounting Officer	2006	132,303	39,715	50,813	69,373	42,195	8,249 (6)	342,648

(1)	On December 8, 2006, the Compensation Committee awarded shares of restricted stock to certain of our employees, including the chief executive officer and the other named executive officers, under our 2006 Equity Incentive Plan. Half of the shares of restricted stock vests in four equal annual installments, with the first vesting occurring on the first anniversary of the award date. The other half of the shares of restricted stock will vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four year period beginning with the 2007 fiscal year. If we do not achieve the EBITDA target for a particular year, none of the performance based shares of restricted stock for that year will vest. Any of the performance based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA target. Upon termination of the executive officer’s status as an employee during the vesting period, non-vested shares of restricted stock shall be forfeited and reacquired by us.

(2)	The value of stock awards included in this column represent the compensation costs recognized by us in fiscal year 2006 for stock awards made in 2006 and for prior fiscal years calculated pursuant to SFAS No. 123(R). The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The assumptions used by us with respect to the valuation of non-vested share awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Form 10-K. The grant date fair value, calculated pursuant to SFAS 123(R), of the non-vested share awards granted to Mr. Bunger, Mr. Trachtenberg and Ms. Keeley, was $28.55 per share.

(3)	We did not award stock options to any individual named in the Summary Compensation Table in fiscal year 2006. The value of option awards included in this column represent the compensation costs recognized by us in fiscal year 2006 for option awards granted in prior fiscal years calculated pursuant to SFAS No. 123(R). The values included within this column have not been, and may never be realized by the employee. The options might never be exercised and the ultimate value received by the executive, if any, will depend on the share price on the exercise date. The assumptions used by us with respect to the valuation of option awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Form 10-K.

(4)	Mr. Bunger’s perquisites and other personal benefits include: networking organization and other membership organization fees, convention and related travel fees; and reimbursements of miscellaneous costs such as home communications equipment, use of Company containers and other personal costs incurred due to Company responsibilities. The amount reported includes: matching contributions under the 401(k) Plan of $500; payment of organization fees and related expenses of $20,437; and reimbursement of miscellaneous expenses of $4,567.

(5)	Includes matching contributions under the 401(k) Plan of $500 and reimbursement of miscellaneous expenses of $715.

(6)	Includes matching contributions under the 401(k) Plan of $500, payment under a non-competition agreement of $5,000 and reimbursement of miscellaneous expenses of $2,749.
Employment Agreements
     In September 1999, we entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. The employment agreements are discussed above under the caption “Compensation Discussion and Analysis – Employment Agreements / Severance.”
     Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley. Each agreement contains a covenant not to compete for a period of six months to two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.
     We had numerous bonus and incentive arrangements with several employees during 2006, including Steven G. Bunger, Lawrence Trachtenberg and Deborah K. Keeley. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Steven G. Bunger and Lawrence Trachtenberg are administered by the Compensation Committee of the Board of Directors.

Grants of Plan-Based Awards
     On December 8, 2006, our Compensation Committee approved awards of restricted stock under our 2006 Equity Incentive Plan to certain of our employees, including our named executives. In particular, our Compensation Committee awarded 29,772 shares of restricted stock to Mr. Bunger, 21,996 shares of restricted stock to Mr. Trachtenberg and 8,757 shares of restricted stock to Ms. Keeley. Half of the restricted stock awarded to each named executive officer vests in four equal annual installments, with the first vesting occurring on the first anniversary of the grant date, which is December 8, 2007. The other half of the restricted stock will vest in installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) targets over each of the next four fiscal years, commencing with the fiscal year ending on December 31, 2007. If we do not achieve the EBITDA target for a particular year, none of the performance based shares for that year will vest. Any of the performance based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA targets for the relevant period.
     Shares of common stock granted under any restricted stock award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until all applicable restrictions are removed or have expired. Upon termination of the named executive officer’s status as an employee during the vesting period, restricted stock that at that time is subject to restrictions shall be forfeited and reacquired by us. If we pay a dividend in the future, holders of restricted stock are entitled to such dividend and holders may exercise voting rights on their shares of restricted stock.
     In addition, on December 8, 2006, our Compensation Committee approved a Bonus Compensation Plan for the fiscal year ending December 31, 2007, under which we may pay incentive compensation to our named executive officers. Under the 2007 Bonus Compensation Plan, Mr. Bunger and Mr. Trachtenberg may be paid an amount that ranges from 25% to 200% of their 2007 base salary and Ms. Keeley may be paid an amount that ranges from 11.25% to 90% of her base salary plus non-competition agreement fee, the exact percentage payable depending upon the Company achieving performance targets in each of three areas. The performance targets are specified ranges of earnings per share, total revenue and EBITDA, with each category weighted equally. If the minimum performance target is not met for a category, no bonus will be payable in respect of that particular target. The bonus amounts payable will generally be determined between the date the Company’s preliminary 2007 financial statements are prepared and the date of completion of the audit of the Company’s 2007 fiscal year financial statements.

     The following table sets forth certain information regarding grants of plan-based awards to the officers named in the Summary Compensation Table, as of December 31, 2006.

								All	All Other
								Other	Option		Grant
								Stock	Awards:		Date
					Estimated Future Payouts			Awards:	Number		Fair
		Estimated Future Payouts			Under			Number	of	Exercise	Value
		Under Non-Equity Incentive			Equity Incentive Plan			of	Securities	or Base	of
		Plan Awards			Awards			Shares	Under-	Price of	Stock
		Thresh-					Maxi-	of Stock	lying	Option	and
	Grant	old		Maximum	Thresh-	Target	mum	or Units	Options	Awards	Option
Name	Date	($)	Target ($)	($)	old (#)	(#)(1)	(#)	(#)	(#)	($/Sh)	Awards ($)
Steven G. Bunger	12/08/06	—	$500,000	$1,000,000	14,886	29,772	—	—	—	—	849,991
Lawrence Trachtenberg	12/08/06	—	$325,000	$650,000	10,998	21,996	—	—	—	—	627,986
Deborah K. Keeley	12/08/06	—	$83,250	$166,500	4,378	8,757	—	—	—	—	250,012

Outstanding Equity Awards at Fiscal Year-End
     The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of the officers named in the Summary Compensation Table, as of December 31, 2006. The values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

						Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan Awards:
						Number		Number	Market or
	Option Awards					of		of	Payout
	Number	Number	Equity Incentive			Shares	Market	Unearned	Value of
	of	of	Plan			or Units	Value of	Shares,	Unearned
	Securities	Securities	Awards: Number			of Stock	Shares or	Units or	Shares, Units
	Underlying	Underlying	of			That	Units of	Other	or
	Unexercised	Unexercised	Securities			Have	Stock	Rights	Other Rights
	Options	Options	Underlying	Option		Not	That	That Have	That Have
	Exercisable	Unexercisable	Unexercised	Exercise	Option	Vested	Have Not	Not	Not
	(1)	(1)	Unearned Options	Price	Expiration	(3)	Vested(2)	Vested (4)	Vested (2)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven G. Bunger
1999	200,000			8.83	12/09/2009
2001	300,000			16.46	12/13/2011
2002		16,000		7.33	12/03/2012
2003	60,000	40,000		9.93	11/19/2013
2004	40,000	60,000		14.11	11/02/2014
2005						26,667	718,409
2006						14,886	401,029	14,886	401,029
Lawrence Trachtenberg
1999	18,454			8.83	12/09/2009
2001	200,000			16.46	12/13/2011
2002		12,000		7.33	12/03/2012
2003	48,000	32,000		9.93	11/19/2013
2004	32,000	48,000		14.11	11/02/2014
2005						21,332	574,684
2006						10,998	296,286	10,998	296,286
Deborah K. Keeley
1999	9,000			8.83	12/09/2009
2000	15,000			10.51	12/13/2010
2001	15,000			16.46	12/13/2011
2002	3,000	3,000		7.33	12/03/2012
2003	9,000	6,000		9.93	11/19/2013
2004	12,000	18,000		14.11	11/02/2014
2005						8,000	215,520
2006						4,378	117,943	4,379	117,970

(1)	All option awards are granted ten years prior to the corresponding option expiration date, and the options vest in equal installments with the first installment vesting on the six-month anniversary of the grant date and annually thereafter.

(2)	Amounts represent the closing price of our common stock on December 29, 2006 (the last trading day of the year) of $26.94, times the number of unvested shares.

(3)	All shares vest in four equal annual installments on the anniversary of the date of award.

(4)	All shares vest in four equal annual installments commencing in February 2007, subject to the Company achieving EBITDA performance targets established at by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance targets.
Option Exercises and Stock Vested
     The following table sets forth certain information regarding the exercise or vesting of equity awards during fiscal year 2006 and the amount realized on such exercise or vesting for each of the officers named in the Summary Compensation table.

	Option Awards
	Number of		Stock Awards
	Shares	Value	Number of Shares
	Acquired	Realized	Acquired	Value Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting (2)
Name	(#)	($) (1)	(#)	($)
Steven G. Bunger	124,000	2,787,967	6,667	182,876
Lawrence Trachtenberg	94,000	2,049,098	5,334	146,312
Deborah K. Keeley	—	—	2,000	54,860

(1)	These amounts are equal to the difference between the sale price at the time of exercise and the exercise price times the number of shares underlying the exercised option.

(2)	These amounts are equal to the closing price of our common stock on the NASDAQ Stock Market on the vesting date times the number of shares vested.
Post-Employment Compensation
     Pursuant to employment agreements with each of Messrs. Bunger and Trachtenberg, we will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined below), or if there is a change of control. The employment agreements, and the post-employments compensation payable thereunder, are described in more detail above under the caption “Compensation Discussion and Analysis – Employment Agreements / Severance.”

COMPENSATION COMMITTEE INTERLOCKS
     Messrs. Marusiak, Goble, McConnell and Watts served as the members of the Compensation Committee during 2006. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.
COMPENSATION COMMITTEE
     Mobile Mini’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised only of independent directors as that term is defined in the rules of The Nasdaq Stock Market. The Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of our directors and the executive officers. As a part of its duties, the Compensation Committee reviews compensation levels and performance of our executive officers. The Compensation Committee also administers our short and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers.
     The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to Steven G. Bunger, our Chief Executive Officer or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers, including Mr. Bunger, evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.
     The Compensation Committee’s charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and such other advisors to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms.
     Pursuant to the authority granted to it in its charter, during 2006 the Compensation Committee engaged Pearl Meyer & Partners to review the competitiveness of its compensation program for our non-employee directors and our senior executive officers. See the discussion above under the caption “Compensation Discussion and Analysis – Looking Ahead” for additional information regarding the work and report of the compensation consultant.
Compensation Committee Report
     The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management. Based on this review and the discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Compensation Committee
Jeffrey S. Goble (Chair)
Ronald J. Marusiak
Stephen A McConnell
Michael L. Watts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth information as of April 5, 2007 with respect to the beneficial ownership of shares of our common stock by:
•	each of our directors, director nominees and named executive officers;

•	all of our named executive officers and directors as a group; and

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock.
     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 5, 2007 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 5, 2007 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
     Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

Name	Number	Percent
Directors and Executive Officers:
Steven G. Bunger (1)	1,051,541	2.9
Jeffrey S. Goble (2)	12,500	*
Deborah K. Keeley (3)	98,773	*
Ronald J. Marusiak (4)	330,556	*
Stephen A McConnell (5)	120,500	*
Lawrence Trachtenberg (6)	422,838	1.2
Michael L. Watts (7)	21,250	*
All directors and executive officers as a group (7 persons) (8)	2,057,958	5.5
5% Holders:
T. Rowe Price Associates, Inc. (9)	2,707,800	7.5
Munder Capital Management (10)	2,246,517	6.3
TimesSquare Capital Management, LLC (11)	2,163,378	6.0

*	Less than 1%.

(1)	Includes 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 216,876 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 60,000 shares held directly; 6,559 shares of common stock held indirectly in the Mobile Mini 401(K) plan; 656,000 shares of common stock subject to exercisable options; and 63,106 shares of restricted stock which are forfeitable until vested (certain shares of restricted stock vest in equal annual installments on the anniversary of the award date, other shares of restricted stock vest only if defined performance criteria are achieved within specified time periods).

(2)	Includes 12,500 shares of common stock subject to exercisable options.

(3)	Includes 5,016 shares of common stock held indirectly in the Mobile Mini 401(K) plan; 75,000 shares of common stock subject to exercisable options and 18,757 shares of restricted stock which are forfeitable until vested.

(4)	Includes 132,000 shares held by a Profit Sharing Plan and Trust of which Mr. Marusiak is Trustee and Plan Administrator. Mr. Marusiak disclaims any beneficial ownership of these shares. Also includes 26,800 shares of common stock held by Mr. Marusiak’s children, 45,506 shares of common stock held by Mr. Marusiak and his wife, and 126,250 shares of common stock subject to exercisable options.

(5)	Includes 69,250 shares of common stock held directly and 51,250 shares of common stock subject to exercisable options.

(6)	Includes 21,000 shares of common stock held directly, 4,030 shares of common stock held indirectly, 6,692 shares of common stock held indirectly in the Mobile Mini 401(K) plan, 342,454 shares of common stock subject to exercisable options and 48,662 shares of restricted stock which are forfeitable until vested.

(7)	Includes 21,250 shares of common stock subject to exercisable options.

(8)	Includes 642,729 shares of common stock; 1,284,704 shares of common stock subject to exercisable options and 130,525 shares of restricted stock which are forfeitable until vested.

(9)	Based solely on the information provided in Amendment No. 8 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. (collectively the “Reporting Persons”) with the Securities and Exchange Commission dated February 13, 2007. Of the 2,707,800 shares, T. Rowe Price Associates, Inc. has sole voting power with respect to 589,000 shares and sole dispositive power with respect to 2,707,800 shares, and T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 2,058,000 shares. Each of the Reporting Persons is an Investment Adviser registered under the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. In each instance, the Reporting Persons’ clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of Mobile Mini’s outstanding shares of common stock. The business address for the Reporting Persons is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)	Based solely on the information provided in Schedule 13G filed by Munder Capital Management (“Munder”) with the Securities and Exchange Commission dated February 14, 2007. Of the 2,246,517 shares, Munder has sole dispositive power over 2,246,517 and sole voting power with respect to 2,041,926 shares. Munder is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and, in its role as investment advisor, has shared voting and investment power with respect to the 2,246,517 shares. Munder’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of Mobile Mini’s outstanding shares of common stock. The business address of Munder is 480 Pierce Street, Birmingham, Michigan 48009.

(11)	Based solely on the information provided in Amendment No. 4 to Schedule 13G filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the Securities and Exchange Commission dated February 9, 2007. Of the 2,163,378 shares, TimesSquare has sole dispositive power over 2,163,378 and sole voting power with respect to 1,971,778. TimesSquare is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and, in its role as investment advisor, has shared voting and investment power with respect to the 2,163,378 shares. TimesSquare’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of Mobile Mini’s outstanding shares of common stock. The business address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Mobile Mini shares with the Securities and Exchange Commission. Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all stock ownership reports required to be filed by those reporting persons during 2006 were timely made.
RELATED PERSON TRANSACTIONS
     When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger, and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings. Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2001. Annual lease payments under these leases totaled approximately $91,000 in 2006. The term of each of these leases expires on December 31, 2008. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2006 under this lease were approximately $277,000. The Rialto lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.
     Pursuant to its written charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.
     The Audit Committee and the independent members of the Board of Directors has reviewed the terms of each of the transactions described above, and approved the related person transaction. It is our intention not to enter into any additional related person transactions other than extension of lease agreements on terms no less favorable to us than are available from unrelated parties.
SUBMISSION OF STOCKHOLDER PROPOSALS
     From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2008 annual meeting during June 2008. We must receive proposals for our 2008 annual meeting no later than January 18, 2008, for possible inclusion in the proxy statement, or between March 1 and March 31, 2008, for possible consideration at the meeting.

Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.
ANNUAL REPORT
     Our 2006 Annual Report to stockholders has been mailed to stockholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.
     Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the Annual Report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.
Tempe, Arizona
Dated: May 8, 2007

Annex A
Text of Amendments to
Mobile Mini, Inc.
2006 Equity Incentive Plan
Amendment #1: Section 6.12 (Automatic Grants to Non-Employee Directors) shall be deleted effective at the close of business on July 31, 2007 and shall thereupon be of no further force or effect.
Amendment #2:
Article 12 is amended in entirety by deleting the original text thereof and substituting therefor the following:
ARTICLE 12. ANNUAL STOCK AWARDS TO NON-EMPLOYEE DIRECTORS
     Effective August 1, 2007 and on each August 1 thereafter throughout the term of this Plan, each member of the Board who is not an employee of the Company (a “non-employee director”) shall be awarded 2,500 shares of Stock in consideration of his or her service as a Director. Stock awarded hereunder shall vest and not be forfeitable for any reason, including whether or not the recipient shall continue to serve as a member of the Board. If, after August 1, 2007, a non-employee director is first elected to the Board on a date between August 2 and July 31 or any year, such non-employee director shall (unless otherwise determined by the Board at the time of such election to the Board) be awarded that number of shares of Stock as shall equal the product (rounded to the nearest whole number) of 208.33 times the number of whole calendar months from the date of such election through the next July 31.

proxy
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 27, 2007
The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 27, 2007, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on April 30, 2007.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions.

Please Mark Your Votes In The Following Manner, Using Dark Ink Only: ☒
The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Directors:	01 Ronald J. Marusiak	02 Lawrence Trachtenberg	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.	For ☐	Against ☐	Abstain ☐

2. Approval of Amendments to the Mobile Mini, Inc. 2006 Equity Incentive Plan.

The Board of Directors Recommends a Vote FOR Item 3.	For ☐	Against ☐	Abstain ☐

3. Ratification of Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF PROPOSAL 1, 2 AND 3.

Address Change? Mark Box ☐		Indicate changes below:
Date

Signature(s) in Box
This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.